EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the:

Registration Statements (Forms S-8 No. 333-126742 and 333-157559) pertaining to the 2004 Non-Employee Directors’ Share Plan and 2004 Long Term Incentive Compensation Plan of Extra Space Storage, Inc. and the Extra Space Management, Inc. 401(K) Plan, and

Registration Statements and related prospectus’ (Forms S-3: No. 333-128504, 333-128970, 333-128988, 333-133407, 333-142816, 333-153081 and 333-153082) of Extra Space Storage, Inc.

of our report dated February 24, 2009 (except for the retroactive adjustments and revised disclosures summarized in Note 2 and discussed in Notes 10, 14, 15, 16, 22, and 24, as to which the date is May 27, 2009), with respect to the consolidated financial statements and schedule of Extra Space Storage, Inc., included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP

Salt Lake City, Utah

June 1, 2009